Exhibit 10.1

Equity Transfer Agreement

This equity transfer agreement is entered into as of July 8, 2010 in Tai’an, Shandong Province, by and between the following parties:

Transferee: Logic Management Consulting (China) Co., Ltd. (hereinafter “Transferee”)

Address: 2nd floor of the Comprehensive Building of Xinghuo Technology Park, Zhongtianmen Street, High-tech industry District, Tai’an, Shandong Province, PRC

Legal Representative: Tung Lam           Title: Chairman of the Board of Directors

Transferor: Shandong Taibang Biological Product Co., Ltd. (PRC) (hereinafter “Transferor”)

Address: No.14 Hushan E. Road, Tai’an, Shandong Province

Representative: Tung Lam Title: CEO

Whereas:

1.

Shandong Taibang Medical Co., Ltd. (hereinafter “Taibang Medical” or “Subject Equity Interests”) is a foreign-invested limited liability company duly established in accordance with PRC laws and lawfully existing. Its Business License Number is 370900018022068 and its registered capital is fully received as of the date of this Agreement.

2.	Transferee is a limited liability company established in accordance with PRC laws, which holds no equity interest in Taibang Medical as of the date of this Agreement.

3.	Transferor is a limited liability company established in accordance with PRC laws, which holds 100% equity interest in Taibang Medical.

4.

Transferor hereby agrees to transfer Subject Equity Interests to Transferee according to the terms and conditions of this Agreement, and Transferee agrees to accept the Subject Equity Interests according to the terms and conditions of this Agreement.

NOW THEREFORE, upon mutual agreement, Transferee and Transferor hereby execute this Equity Transfer Agreement through the following stipulations to be complied with:

Article 1 Definition

1.1	The nouns and terminologies have the following meanings in this Agreement, except for the otherwise defined:

(1)	“This Agreement” means this Equity Transfer Agreement including any written amendment, revision or deletion agreed between both parties and approved by relevant authorities.

(2)	“Working day” means days other than Sunday, Saturday, legal holiday and public holiday in PRC.

(3)

“The Closing day” means the day on which all the Subject Equity Interests have been transferred to the Transferee and the alteration registration formalities with AIC are completed for the equity interests transfer.

(4)	“Year, month, day” means Calendar year, month, day, except when otherwise defined in this Agreement.

(5)	“Transfer price” means the consideration paid by Transferee to Transferor for obtaining the Subject equity interests under the provisions of this Agreement.

(6)	“Subject Equity Interests” means the 100% equity interest in Taibang Medical that Transferor transfers to Transferee according to the clauses and conditions of this Agreement.

1.2 General Paraphrase

The paraphrase of this Agreement is processed as follows, except for those otherwise required:

(1)	The name of the title of each chapter is only for reference in this Agreement. It does not compose part of this Agreement and does not assist in any paraphrase in this Agreement.

(2)	The amounts referred to in this Agreement are all in Renminbi, unless otherwise indicated.

Article 2 Equity Transfer Price and Payment

2.1

The two parties have agreed after negotiation, that Transferor transfers the Subject Equity Interests to Transferee and Transferee accepts the Subject Equity Interests and pays the transfer price accordingly, in compliance with the prerequisites set in Article 3 of this Agreement and other restrictive terms and conditions of this Agreement.

2.2	Transferee and Transferor determined after negotiation that the Transfer Price is RMB6,440,000 (the “Transfer Price”).

2.3

The Transferee shall, within 60 days after the updated business license is obtained, pay the Transfer Price to the Transferor in RMB. Meanwhile, Transferor shall designate and notify to Transferee its receipt account at least ten days in advance.

Article 3 Prerequisites

3.1	The two parties agree that the success of the equity transfer under this Agreement and the payment of the transfer price depend on the full satisfaction of the following prerequisites:

3.1.1	The Subject Interest transfer has been approved through obtaining more than two-thirds votes in favor of the transfer of the Subject Equity Interests by the Board of directors of Taibang Medical.

3.1.2

All necessary documents, such as approval, consents and permits, for the completion of the transaction under this Agreement, have been obtained, including but not limited to approval from the Bureau of Commerce and other authorities, the certificate of approval for foreign-invested enterprises, and the registration modification by the Administration for Industry and Commerce for Taibang Medical.

3.1.3	The declaration, commitment and guarantee made by all parties in Article 5 of this Agreement is true, accurate and effective until the closing day.

3.2	The two parties agree that each of them shall make all efforts to complete the above prerequisites.

Article 4Closing and Transition

4.1

Transferor shall give the following documents to Transferee on or before the closing day: the approval from the Bureau of Commerce for the equity transfer under this Agreement and the registration modification documents in China’s Administration for Industry and Commerce.

Article 5 Declaration, Guarantee and Commitment

5.1	Transferee makes the following statement, commitment and guarantee to Transferor unconditionally and irrevocably.

5.1.1

Transferee is an independent legal entity established in accordance with Chinese laws and validly existing, and has full capacity and authority to enter into this Agreement and to exercise its rights and perform its obligations in accordance with this Agreement.

5.1.2	Transferee enters into this Agreement and exercises its rights and performs its obligations accordingly, and shall not violate.

5.1.2.1	any laws Transferee shall comply with.

5.1.2.2	any document or article as the basis of Transferee’s establishment and/or any document that imposes effective restriction on Transferee.

5.1.3	Transferee has never, until the date of this Agreement, signed as a signatory party on any document or agreement that imposes restriction on or prohibits Transferee from entering into this Agreement or exercising its right or performing its obligation as stipulated in this Agreement.

5.1.4	Transferee has obtained all proper authorization, permits and approvals on signing this Agreement and performing and completing the transactions under this Agreement.

5.1.5	This Agreement constitutes a valid, binding and executable document to Transferee, and all statements made by Transferee in this Agreement are true, accurate and complete.

5.2	Transferor makes the following statements, commitments and guarantees to Transferee unconditionally and irrevocably:

5.2.1

Transferor is a limited liability company established in accordance with PRC laws and validly existing, and has full capacity and authority to enter into this Agreement and to exercise its rights and perform its obligations in accordance with this Agreement.

5.2.2	Transferor enters into this Agreement and exercises its rights and performs its obligations under this Agreement, and shall not violate any laws and regulations that Transferor shall comply with.

5.2.3

Transferor has never, until the date of this Agreement, signed as a signatory party on any document or agreement that imposes restriction on or prohibits Transferor from entering into this Agreement or exercising its right or performing its obligation as stipulated in this Agreement.

5.2.4	Transferor has obtained all proper authorization, permits and approvals on signing this Agreement and performing and completing the transactions under this Agreement.

5.2.5	This Agreement constitutes a valid, binding and executable document to Transferor, and all statements made by Transferor in this Agreement are true, accurate and complete.

5.2.6

The Transferor holds lawful titles to the Subject Equity Interests, and the Subject Equity Interests are not subject to any restrictions from mortgages, liens or any other rights from third parties except that the transaction under this Agreement shall be approved by relevant authorities.

Article 6 Liability for Breach

6.1

Any party that does not appropriately or completely perform any or all obligations under this Agreement will be regarded as being in breach hereof. The non-breaching party is entitled to terminate this Agreement promptly and to require the breaching party to compensate the non-breaching party for its losses.

6.2	The modification or rescission of this Agreement does not affect the right of the non-breaching party to ask for compensation from the breaching party.

Article 7 Force Majeure

7.1

“Force Majeure” herein means any events which could not be foreseen, avoided or overcome, and the impact of the events cannot be eliminated through reasonable efforts and expenses, including but not limited to, earthquake, typhoon, flood, fire, war, or other events recognized by the international business practice.

7.2

Either party that has been prevented by force majeure from fully or partially performing its obligations hereunder is suspended from performing the foregoing obligations. The suspension period will last as long as the force majeure event lasts.

7.3

The party that has been affected by the force majeure event and has suspended its obligations performance shall, within the shortest period of time, notify the other party the force majeure event in written form, and shall, within 15 days of the occurrence of the force majeure event, provide to the other party by express or air mail the proper proof of the occurrence and the probable duration of the force majeure event. The party which issues the notice shall use its best efforts to mitigate the impact and losses caused by the force majeure.

7.4

Transferor and Transferee shall, after occurrence of the force majeure event, determine promptly the subsequent procedure of implementation of this Agreement through friendly negotiation. The obligations of both parties under this Agreement shall be resumed after the vanishing of the force majeure event or the influence of the force majeure event.

Article 8 Confidentiality

8.1	Transferor and Transferee shall keep confidential all the information that comes into the knowledge of Transferor and Transferee during this equity transfer Agreement, including but not limited to:

8.1.1	all terms and conditions in this Agreement,

8.1.2	negotiations related to this Agreement,

8.1.3	the subject of this Agreement,

8.1.4	Business secrets of both Transferor and Transferee,

except for the disclosure according to term 8.2 in this Agreement.

8.2	Only under the following circumstances, the information in the term 8.1 could be disclosed by Transferor and Transferee

8.2.1	under legal requirements,

8.2.2	under the requirement of any competent government authority, regulatory body or stock exchange committee,

8.2.3

disclosure is made to Transferor or Transferee’s own professional consultants (including but not limited to lawyers). However, the party that makes such disclosure shall bear joint confidentiality obligations with its professional consultants,

8.2.4	information of this Agreement is known by the public not due to the fault of Transferor or Transferee,

8.2.5	written consent is made by both Transferor and Transferee in advance.

8.3	Even if the transaction under this Agreement is not completed due to any reason, Transferor and Transferee shall comply with this confidentiality clause.

8.4	Transferor and Transferee shall comply with this confidentiality clause even after this Agreement is completed, without time limitation.

Article 9 Applicable Laws and Settlement of Disputes

9.1

The execution, effectiveness, interpretation and performance of this Agreement and the settlement of any disputes arising from the transaction under this Agreement shall be governed by the laws of the PRC issued publicly.

9.2

Any dispute arising out of or related to this Agreement shall be settled by friendly negotiation by both parties hereby. If no resolution is attained through friendly negotiation within 30 days after the dispute arises, any party may bring a legal action at the China International Trade Arbitration Commission. The arbitration decision is final and binding upon all parties in the disputes. The arbitration fee shall be paid by the loser unless otherwise specified. And during the arbitration process, except for the part in dispute and under arbitration, this Agreement shall continue to be implemented.

Article 10 Effectiveness and other terms

10.1

This Agreement is effective after the legal representatives or authorized representatives of both Transferor and Transferee sign on this Agreement and the official seal of both Transferor and Transferee is chopped on this Agreement, and also upon approval by the relevant government authority.

10.2	This Agreement will be made in six counterparts with Transferor and Transferee each holding one and the other copies given to Taibang Medical and submitted to the relevant government authorities.

10.3	The rights, obligations or liabilities under this Agreement are not transferable unless agreed by both

Transferor and Transferee.

10.4

Modification or supplementation on this Agreement is effective only when a written document is signed between Transferor and Transferee after negotiation. Any written supplemental document and appendix to this Agreement is deemed to be inseparable part of this Agreement and has equal legal force with this Agreement.

10.5	The transaction charges arising from the execution of this Agreement will be paid by the Transferor and Transferee respectively

10.6	This Agreement is officially signed by both parties on the date recorded on the first page of this Agreement.

(End of the main text)

The page for signature

(No text, only signature page for the Equity Transfer Agreement)

Transferee: Logic management consulting (china) Co., Ltd.

Legal representative or Authorized representative:

/s/ Tung Lam

Transferor: Shandong Taibang Biological Products Co., Ltd. (PRC)

Legal representative or Authorized representative:

/s/ Tung Lam

July 8, 2010